EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Announces First Quarter 2008 Earnings Results
Louisville, CO, May 7, 2008 — Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the first quarter ended March 31, 2008.
Replidyne reported a net loss of $9.0 million for the first quarter ended March 31, 2008, or a net loss per basic and diluted common share of $0.33 per share, compared to a net loss of $8.6 million, or $0.32 per basic and diluted common share, for the first quarter ended March 31, 2007. Cash, cash equivalents and short-term investments at March 31, 2008 totaled $78.1 million.
On April 23, 2008, subsequent to the conclusion of the first quarter, Replidyne announced it had discontinued enrollment in a placebo-controlled Phase III clinical trial testing faropenem medoxomil (faropenem) in patients with acute exacerbation of chronic bronchitis (AECB) and restructured its operations. As a result, the Company will incur approximately $1.8 million of expense, including $1.4 million of future employee severance related expense. Replidyne took these actions to conserve cash assets and support ongoing strategic initiatives.
“We have made difficult decisions and taken significant action this year,” said Kenneth J. Collins, Replidyne’s President and CEO. “By discontinuing enrollment in the AECB study and restructuring our workforce, we are limiting spending to conserve our strong financial base. We believe these actions will enable us to act opportunistically in pursuing a strategic transaction.”
Research and development expenses in the first quarter of 2008 were $7.6 million compared to $9.4 million in the corresponding quarter of 2007. Faropenem related expense represented approximately 47% of total research and development expense, primarily associated with costs to support the Phase III study testing faropenem in patients with AECB. With this trial discontinued, Replidyne will incur future clinical trial expense necessary to complete patient monitoring and database analysis, including safety reporting. Additionally, research and development expense included increased costs for preclinical activities associated with Replidyne’s discovery research programs, primarily the C. difficile and DNA replication inhibition programs, offset by decreased expense related to the REP8839 program that was suspended in December 2007.
Selling, general and administrative expenses for the first quarter of 2008 were $2.0 million compared to $3.5 million in the first quarter of 2007 reflecting lower compensation expense following a restructuring implemented in December 2007 and reduced market monitoring expenses in the first quarter of 2008.
Investment income and other for the first quarter of 2008 was $0.6 million compared to $1.5 million for the first quarter of 2007, primarily reflecting lower cash balances available for investment in the 2008 period.
Replidyne did not report any revenue in the first quarter of 2008. Revenue reported in the first quarter of 2007 of $2.9 million was related to the commercialization and development agreement with Forest Laboratories that concluded on May 7, 2007.
Conference Call Information
Replidyne will host a conference call and webcast today, May 7, 2008, at 4:45 P.M. ET to discuss first quarter 2008 earnings results. Callers may participate in the conference call by dialing 866-770-7125 (domestic) or 617-213-8066 (international), and providing the passcode 79991920. To access the live webcast, please log on to the Company’s website at www.Replidyne.com and go to the Investor Relations section.
A replay of the conference call will be available approximately one hour after completion of the call through Wednesday, May 21, 2008 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 81984297. To access a replay of the webcast, visit the Investor Relations section of the Company’s website at www.Replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s most advanced product candidate, faropenem medoxomil, is a novel oral community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s investigational antibacterial agent REP3123 targets Gram-positive C. difficile bacteria and C. difficile Infection (CDI). Replidyne is pursuing the development of other novel anti-infective programs based on its DNA replication inhibition technology and its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain a new partner for faropenem on acceptable terms; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-K filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$51,825	$43,969
Short-term investments	26,311	46,297
Prepaid expenses and other current assets	1,518	2,429

Total current assets	79,654	92,695

Property and equipment, net	1,677	1,905
Other assets	86	90

Total assets	$81,417	$94,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,105	$12,255

Total current liabilities	8,105	12,255

Other long-term liabilities	25	31

Total liabilities	8,130	12,286

Commitments and contingencies

Stockholders’ equity	73,287	82,404

Total liabilities and stockholders’ equity	$81,417	$94,690

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$—	$2,925

Costs and expenses:
Research and development	7,618	9,446
Sales, general and administrative	1,952	3,536

Total costs and expenses	9,570	12,982

Loss from operations	(9,570)	(10,057)
Investment income and other, net	612	1,505

Net loss	$(8,958)	$(8,552)

Net loss per share — basic and diluted	$(0.33)	$(0.32)

Weighted average common shares outstanding — basic and diluted	27,018	26,621

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